Exhibit 99

221 East Hickory Street
Mankato, Minnesota 56001

	Contact:	David Christensen
CFO
For Immediate Release		HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Reports Results for Second Quarter 2004

Income from continuing operations up 18.8 percent

MANKATO, Minn., July 26, 2004—HickoryTech Corporation (Nasdaq: HTCO) today reported financial results for its second quarter ended June 30, 2004, with income from continuing operations up 18.8 percent over the second quarter of 2003. Also:

•                  Sixth consecutive quarter of year-over-year increases in income from continuing operations – $2.3 million in 2004 versus $1.9 million in 2003.

•                  Fourth consecutive quarter of year-over-year decreases in total costs and expenses.

•                  Continued historical quarterly increase year-over-year in Telecom Sector revenues. Second quarter 2004 Telecom Sector revenues increased $167,000, or 0.9 percent over second quarter 2003.

•                  Enterprise Solutions Sector revenues increased $1 million or 45.4 percent over the first quarter 2004. As compared to the previous year, however, total revenues for this sector are flat for second quarter and down for the six-month period.

•                  10th consecutive quarter of year-over-year decreases in interest expense, including a 23.1 percent decrease in the second quarter of 2004 versus second quarter 2003.

•                  Debt reduced by $2.3 million in the second quarter, for a total reduction of $10.7 million in the first half of 2004.

•                  Additional MetroLAN network customers added; Waseca digital TV service initiated; Faribault overbuild underway.

Strong performance in Continuing Operations

For the second quarter of 2004, HickoryTech reported income from continuing operations of  $2.3 million, up 18.8 percent from $1.9 million a year ago, primarily as a result of 1.3 percent lower costs, and also because of a $342,000 reduction in interest expense. Diluted earnings per share from continuing operations increased to $0.18, a 28.6 percent increase over the $0.14 in the second quarter last year. Total revenues were $22.9 million, approximately even with last year’s second quarter revenues.

“We are pleased with our financial results in the second quarter,” John Duffy, president and chief executive officer, said. “Our Telecom business remained strong as a result of our continuing investment in internal growth. We saw improvement in our Enterprise Solutions Sector, which experienced $1 million in revenue

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growth over the first quarter. Our Information Solutions Sector continues to be challenged by the lingering effects of telecom customer spending. In all our business sectors, customer proposal activity has been increasing. We take this as a positive sign about the economy.”

Net income in the second quarter of 2004 was $2.3 million, or $0.18 per share, compared with $2.5 million or $0.18 per share from both continuing operations and discontinued wireless operations a year ago. The wireless operations contributed $0.04 per share in the second quarter of 2003.

Debt as of June 30, 2004, was $108.9 million, a decrease from $119.6 at the end of 2003, which was due to continued pay down of debt mainly through operating earnings. Weighted average shares outstanding for the second quarter of 2004 were 12,974,669, down from 13,950,824 for the second quarter of 2003 due to approximately 1 million shares retired from the sale of the wireless operation in December 2003.

Continuing Strength in Telecom Sector

The core Telecom Sector remained strong in the second quarter of 2004, as compared to the second quarter of 2003:

•                  Telecom revenues grew 0.9 percent due to internal growth

•                  DSL lines grew 57.2 percent since the second quarter of 2003

•                  Average revenue per user (ARPU) for the ILEC grew by 3.9 percent

•                  ARPU for the CLEC grew by 7.8 percent

Telecom revenues grew by $167,000 in the second quarter of 2004 compared to the same quarter last year. Overall broadband penetration continued to grow rapidly and was instrumental in increasing total data revenues to $946,000 in the second quarter. “Demand for bandwidth continues to be a key market driver as reflected in DSL line growth,” Duffy commented. ARPU remained at a higher level than in the prior year.

Business Development Progress

HickoryTech continued to add MetroLAN customers in the second quarter of 2004, including a major healthcare provider in Mankato, Minn. with multiple facility locations. MetroLAN is an advanced fiber, Ethernet-based network that seamlessly links the customers’ multiple locations and accommodates bandwidth-on-demand requirements.

Digital TV service to the City of Waseca, Minn., became fully operational at the beginning of third quarter 2004.  This is the second community targeted by HickoryTech for the “triple-play” of voice, data and video services, following St. Peter, Minn., where digital TV service was successfully initiated in 2001.

HickoryTech also made progress in building out its telecom infrastructure in the City of Faribault, Minn., to enable the company to provide competitive, end-to-end phone service to residential and business phone customers throughout additional areas of the city. All construction is scheduled to be completed in the third quarter of 2004. New customers are being added as a result of the expanded infrastructure.

“Improvement initiatives continue to be a way of life for HickoryTech,” Duffy commented. “Internally, we’re striving for better operational effectiveness. In our markets, MetroLAN and triple-play service are examples of innovative service offerings that enable us to be successful in today’s competitive telecom environment.”

Positioned for growth

“We continue to position HickoryTech for the future, mindful that the industry is going through change. Business opportunities in this environment are best achieved by executing growth alternatives, continuing to improve our service delivery and customer satisfaction, and continuing to achieve solid financial results that enable us to pay down debt,” noted Duffy. “Overall, we are on track with our plan for the future. We have excellent talent and strong resources at HickoryTech, and we will continue to pursue available opportunities with the highest potential to expand and build upon our customer base.”

Further information on the second quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8:00 a.m. CDT on Tuesday, July 27, 2004. Investors can access the Webcast through a link on HickoryTech’s homepage at www.HickoryTech.com or through www.CCBN.com.

About HickoryTech

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minnesota, with more than 400 employees and operations in Minnesota and Iowa. HickoryTech is in its 107th year of operation with a full array of telecommunications products and services to business and residential customers, including competitive local, long distance, Internet and broadband services. From this base, it has expanded into information solutions (IT support and telecom billing software) and enterprise solutions for businesses (communications installation and service; networking equipment and data management solutions). To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Statement of Operations

(unaudited)

	For Three Months Ended June 30		For Six Months Ended June 30
(Dollars in Thousands)	2004	2003	2004	2003
Revenues:
Telecom Sector	$18,847	$18,680	$38,273	$37,248
Information Solutions Sector	679	809	1,645	1,907
Enterprise Solutions Sector	3,338	3,383	5,633	7,294

Total Revenues	22,864	22,872	45,551	46,449

Costs and Expenses:
Cost of Products Sold, Enterprise Solutions	2,296	2,550	3,805	5,069
Cost of Services, excluding Depreciation and Amortization	7,871	8,002	16,479	16,270
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	3,626	3,672	7,282	7,496
Depreciation	3,881	3,731	7,757	7,233
Amortization of Intangibles	237	198	473	524

Total Costs and Expenses	17,911	18,153	35,796	36,592

Operating Income	4,953	4,719	9,755	9,857

Equity in Net Loss of Investees	—	(1)	—	(4)
Interest and Other Income	19	13	34	22
Interest Expense	(1,138)	(1,480)	(2,327)	(3,045)

Income Before Income Taxes	3,834	3,251	7,462	6,830
Income Tax Provision	1,551	1,329	3,018	2,791

Income from Continuing Operations	2,283	1,922	4,444	4,039

Discontinued Operations
Income/(Loss) From Operations of Discontinued Component	—	996	(99)	1,386
Income Tax (Benefit)/Provision	—	408	(40)	568
Income/(Loss) from Discontinued Operations	—	588	(59)	818

Net Income	$2,283	$2,510	$4,385	$4,857

(Not in thousands)

Basic Earnings Per Share - Continuing Operations:	$0.18	$0.14	$0.34	$0.29
Basic Earnings Per Share - Discontinued Operations:	—	0.04	—	0.06
	$0.18	$0.18	$0.34	$0.35

Dividends Per Share	$0.11	$0.11	$0.22	$0.22

Basic Weighted Average Common Shares Outstanding	12,974,669	13,950,824	12,972,130	13,972,141

Diluted Earnings Per Share - Continuing Operations:	$0.18	$0.14	$0.34	$0.29
Diluted Earnings Per Share - Discontinued Operations:	—	0.04	—	0.06
	$0.18	$0.18	$0.34	$0.35

Diluted Weighted Average Common and Equivalent Shares Outstanding	13,020,317	13,981,293	13,021,295	13,986,315

Consolidated Balance Sheet

(unaudited)

(In Thousands Except Share and Per Share Amounts)	6/30/2004	12/31/2003
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$233	$278
Receivables, Net of Allowance for Doubtful Accounts of $1,338 and $1,283	10,224	9,984
Income Taxes Receivable	—	2,838
Costs in Excess of Billings on Contracts	619	934
Inventories	4,583	4,453
Deferred Income Taxes	1,057	1,057
Other	2,002	2,497
TOTAL CURRENT ASSETS	18,718	22,041
INVESTMENTS	4,371	6,710
PROPERTY, PLANT AND EQUIPMENT	236,263	230,490
Less ACCUMULATED DEPRECIATION	124,024	116,487
PROPERTY, PLANT AND EQUIPMENT, NET	112,239	114,003
OTHER ASSETS:
Goodwill	25,086	25,086
Intangible Assets, Net	439	481
Financial Derivative Instruments	3,280	2,515
Deferred Costs and Other	4,138	4,876
TOTAL OTHER ASSETS	32,943	32,958
TOTAL ASSETS	$168,271	$175,712

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$828	$1,001
Accounts Payable	2,364	3,771
Accrued Expenses	3,277	3,243
Accrued Interest	68	41
Accrued Income Taxes	1,885	—
Billings in Excess of Costs on Contracts	188	73
Advanced Billings and Deposits	2,964	3,040
Current Maturities of Long-Term Obligations	1,600	1,572
TOTAL CURRENT LIABILITIES	13,174	12,741
LONG-TERM OBLIGATIONS, Net of Current Maturities	107,280	118,040
DEFERRED INCOME TAXES	10,628	10,331
DEFERRED REVENUE AND EMPLOYEE BENEFITS	6,215	5,883
TOTAL LIABILITIES	137,297	146,995
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares outstanding: 12,981,929 in 2004 and 12,967,811 in 2003	1,298	1,297
Additional Paid-In Capital	7,947	7,690
Retained Earnings	19,777	18,246
Accumulated Other Comprehensive Income	1,952	1,484
TOTAL SHAREHOLDERS’ EQUITY	30,974	28,717
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$168,271	$175,712

Telecom Sector Recap - Continuing Operations

(unaudited)

	For Three Months Ended June 30		For Six Months Ended June 30
(Dollars in Thousands)	2004	2003	2004	2003
ILEC
Revenues
Local Service	$3,818	$3,765	$7,549	$7,574
Network Access	8,272	8,407	16,949	16,731
Data	547	430	1,069	880
Intersegment	69	68	138	137
Other	1,596	1,704	3,343	3,505
Total Revenues	$14,302	$14,374	$29,048	$28,827

Key Metrics
Access Lines	60,044	62,367
DSL Customers	5,954	3,615

Communications Services
Revenues
Local Service	$925	$876	$1,854	$1,715
Network Access	621	608	1,301	1,150
Long Distance	1,106	1,095	2,334	2,212
Internet	994	950	1,989	1,891
Data	399	284	780	516
Digital TV	119	95	225	176
Other	450	466	880	898
Total Revenues	$4,614	$4,374	$9,363	$8,558

Key Metrics
Access Lines
Overbuild	10,406	9,036
Unbundled Network Element (UNE)	1,699	1,338
Total Service Resale (TSR)	2,430	4,162
Total	14,535	14,536
Long Distance Customers	40,456	35,667
Internet Customers	16,707	15,307
DSL Customers	2,992	2,076

Total Continuing Telecom Sector
Revenues	$18,916	$18,748	$38,411	$37,385
Cost of Services, excluding Depreciation and Amortization	7,182	6,662	14,662	13,463
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	2,549	2,265	5,078	4,612
Depreciation and Amortization	3,407	3,274	6,814	6,459
Operating Income	$5,778	$6,547	$11,857	$12,851

Income from Continuing Operations	$3,440	$3,893	$7,059	$7,601

Other - Continuing Operations
Capital Expenditures	$4,096	$2,105	$6,217	$3,156
Customers	131,742	127,877
DSL Customers	8,946	5,691

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